Exhibit 16.1

October 29, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the Company’s response to Item 4.01 of Form 8-K for the event that occurred on October 29, 2015, to be filed by our former client, PharmaCyte Biotech, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Farber Hass Hurley LLP

Chatsworth, Calif.